Exhibit 4.2
CINTAS CORPORATION NO. 2
Officers’ Certificate
     Pursuant to Sections 3.1 and 3.3 of the Indenture dated May 28, 2002 (the “Indenture”), by and among Cintas Corporation No. 2 (the “Company”), the Guarantors named therein (the “Guarantors”), and Wachovia Bank, National Association, as Trustee (the “Trustee”), the undersigned President and Chief Executive Officer and the undersigned Vice President and Secretary of the Company hereby certify as follows:
(1)	The issuance of a series of Securities designated as 6.15% Senior Notes due 2036, in an initial aggregate principal amount of $250,000,000 (the “Notes”), has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions adopted by the Board of Directors of the Company at a meeting duly called and held on August ___, 2006 and by this Officers’ Certificate dated August 22, 2006 relating to the Notes.
(2)	All covenants and conditions precedent provided for in the Indenture relating to the establishment of series of Securities and the terms of such series have been complied with.
(3)	To the best of the knowledge of the undersigned, no event which is, or after notice or lapse of time would become, an Event of Default with respect to any of the Securities shall have occurred and be continuing.

(4)	The terms of the Notes shall be as follows:
(i)	The title of the Notes shall be “ 6.15% Senior Notes due 2036.”

(ii)	The Notes are to be issued in registered form. The Notes are to be issued initially in an aggregate principal amount of $250,000,000; provided however, that the aggregate principal amount of the Notes which may be outstanding may be increased by the Company upon the terms and subject to the condition set forth in the Indenture and the Notes. The Notes are to be issued initially in global form. Beneficial owners of interests in the Notes may exchange such interests in accordance with the Indenture and the terms of the Notes.

(iii)	The Notes will mature on August 15, 2036.

(iv)	The Notes will bear interest at a rate of 6.15% per annum.

(v)	The date from which interest shall accrue, the Interest Payment Dates on which interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date will be as set forth in the Specimen Note annexed hereto as Exhibit A (the “Specimen Note”).

(vi)	Principal and interest on the Notes are payable at the corporate trust office of the Trustee in The City of New York, except as otherwise provided in the Specimen Note.

(vii)	The Notes are issuable in minimum denominations of $1,000 and integral multiples thereof.

(viii)	The Notes are subject to redemption at the option of the Company, as set forth in the Specimen Note.

(ix)	The Notes will not be subject to any sinking fund.

(x)	The provisions relating to defeasance shall apply to the Notes.

(xi)	Clause (5) of Section 5.1 of the Indenture shall not apply to the Notes, and the occurrence of the events described in clause (5) of Section 5.1 of the Indenture shall not be deemed an “Event of Default” with respect to the Notes.

(xii)	If a Change of Control Repurchase Event (as defined in the Specimen Note) occurs, the Company shall make an offer to purchase all of the Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, as set forth in the Specimen Note.

(xiii)	The “Depository” with respect to the Notes will initially be The Depository Trust Company (“DTC”).

(xiv)	Interest on the Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

(xv)	The due and punctual payment of principal of, premium, if any, and interest on, the Notes shall be fully and unconditionally guaranteed, subject to the terms of the Indenture, jointly and severally, by Cintas Corporation, Affirmed Medical, Inc., American First Aid Company, Cintas Corporation No. 3, Cintas Corp. No. 8, Cintas Corp. No. 15, Cintas—RUS, L.P., Cintas First Aid Holdings Corporation, LLT, Inc., Respond Industries, Incorporated, and Xpect First Aid Corporation.
     Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture or the Specimen Note. The foregoing terms of the Notes are qualified by the complete text of the Specimen Note, which is attached hereto and incorporated herein by this reference.
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     Each of the undersigned, for himself, states that he has read and is familiar with the provisions of the Indenture, including Article 3 relating to the issuance of Securities thereunder and the definitions relating thereto and Article 1; that he is generally familiar with the affairs of the Company and the Guarantors and their respective corporate acts and proceedings; and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with, and, in his opinion, such provisions have been complied with.
     Insofar as this certificate relates to legal matters, it is based, as provided for in Section 1.3 of the Indenture, upon the Opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 3.3 of the Indenture and relating to the Notes.
     IN WITNESS WHEREOF, we have hereunto signed our names by and on behalf of the Company.
Cincinnati, Ohio
Dated: August 22, 2006

Name:	Scott D. Farmer
Title:	President and Chief Executive Officer

Name:	Thomas E. Frooman
Title:	Vice President and Secretary